Amarantus Appoints Dr. Louis Kirby to Board of Advisors

San Francisco, CA - March 31, 2014 – Amarantus Bioscience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to neurodegeneration and apoptosis, today appointed Dr. Louis Kirby to the Board of Advisors to assist the Company in the development and commercialization of the LymPro Test® for Alzheimer’s disease. Dr. Kirby is a Board certified neurologist who brings over 25 years of industry experience to Amarantus, including work as principal investigator on nearly 400 clinical trials, including drug and diagnostic trials in Alzheimer’s disease and other neurodegenerative conditions.

“I am extremely pleased to be joining Amarantus at this key point in LymPro’s development as we prepare to commercialize LymPro in the 2nd half of 2014,” said Dr. Kirby, Amarantus’ newly appointed corporate advisor. “The need for objective, non-invasive, and reliable Alzheimer’s biomarkers is at an all-time high. The FDA’s recent decision to approve a 3rd amyloid imaging agent for adjunctive aid to the diagnosis of Alzheimer’s disease demonstrates an acute understanding of the value of incremental improvements in the disease’s diagnostic paradigm. We believe the LymPro Test® has the potential to be significantly more valuable in terms of specific information provided to the physician, while simultaneously being drastically less expensive. This combination could provide tremendous value to the healthcare system as we look for new ways to care for patients, as well as facilitate the development of therapeutic products that could ultimately alter the course of the disease.”

Dr. Kirby, is a board certified neurologist, and is a specialist in the development of drugs, medical devices, and laboratory developed diagnostics.over the course of his career in the pharmaceutical and medical device industry. He previously founded Pivotal Research Centers, which became one of the nation’s largest free-standing private clinical research operations, before being sold in 2005 to a public company. Dr. Kirby currently consults for various biotechnology and large pharmaceutical companies. Dr. Kirby previously worked as Chief Medical Officer at Provista Life Sciences developing blood based biomarkers for breast cancer and Alzheimer’s disease. Dr. Kirby also previously served as Director and co-Chair at the Critical Path Institute, working with Alzheimer's and Parkinson's biomarkers in the regulatory arena, working as a liaison between academia, industry and the FDA/EMA (EMEA) where he assembled international expert panels and managed their deliberations. Currently, Dr. Kirby is co-founder of ZettaScience (ZettaScience.com), a mission-based science infrastructure company offering a global scientific data search engine for researchers at universities, government and industry that promotes deeper scientific collaboration on pressing global challenges. Dr. Kirby sits on the Board of Directors of the Southwest Autism Research and Resource Center (SARRC) and chairs their Medical Research committee. Dr. Kirby is also an author, writing science-based thrillers including Shadow of Eden, a medical and political thriller that currently is an Amazon bestseller. Dr. Kirby obtained his undergraduate degree in honors Liberal Arts at University of Texas (Austin) and his medical degree from the University of Texas (Galveston).

“We are extremely pleased to welcome Dr. Kirby to Amarantus as we prepare to commercialize LymPro in the second half of 2014,” said Gerald E. Commissiong, Amarantus’ President & CEO. “Dr. Kirby’s experience in understanding how LymPro functions by measuring a critical component of Alzheimer’s disease biology will be highly valuable as we introduce LymPro to pharmaceutical companies and Key Opinion Leading physicians in the medical community over the course of the next year. Dr. Kirby’s ability to communicate and educate the general population and mainstream media on key issues in healthcare product development will also be highly valuable, as it has become clear that the world is anxiously awaiting a commercially available and accurate blood test as an aid in identifying Alzheimer’s disease. We believe Dr. Kirby will add excellent insight into our development and marketing efforts as we move forward.”

About Amarantus

Amarantus is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. The Company has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready indication for Parkinson's Levodopa induced dyskinesia and Adult ADHD. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test®") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. Amarantus is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Investor/Media Contacts

Aimee Boutcher, Director of Investor Relations

Amarantus Bioscience Holdings, Inc.

408-737-2734 x 101

ir@amarantus.com

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